FOR IMMEDIATE RELEASE:	FOR MORE INFORMATION CONTACT:
May 3, 2017	Kristina Waugh 318-340-5627
kristina.r.waugh@centurylink.com

CENTURYLINK REPORTS FIRST QUARTER 2017 RESULTS

•	Achieved first quarter operating revenues of approximately $4.2 billion

•	Generated operating income of $631 million in first quarter

•	Generated operating cash flow[1] of $1.53 billion and free cash flow[1,2] of $492 million in first quarter, both excluding special items[1]

•	Achieved first quarter net income of $163 million and diluted EPS of $0.30

•	Generated adjusted net income[1] of $284 million and adjusted diluted EPS[1] of $0.52, excluding special items, in first quarter

•
Continued to invest to drive higher speeds throughout our footprint; ended the quarter with more than 3.5 million addressable units capable of broadband speeds of 100Mbps or higher and more than 1.4 million addressable units capable of 1Gig or higher

•	Completed sale of data centers and colocation business on May 1, 2017; expect net after-tax cash proceeds of approximately $1.75 billion

•	Received shareholder approval for acquisition of Level 3 Communications; remain on track to complete the transaction by end of September 2017
MONROE, La. — CenturyLink, Inc. (NYSE: CTL) today reported results for first quarter 2017.
“CenturyLink's first quarter high-bandwidth data services revenues for Enterprise customers grew by 2% sequentially and 4% year-over-year, driven by increasing demand for higher-speed Enterprise data services as businesses continue their digital transformation,” said Glen F. Post, III, CenturyLink chief executive officer and president. “This increasing demand further validates the rationale for our pending acquisition of Level 3 Communications, which will transform CenturyLink into the second largest domestic communications provider serving global enterprise customers.

“We continue to make good progress in obtaining the necessary approvals for the pending Level 3 acquisition and integration planning for the combination is on track. We are very pleased with the extremely talented and experienced senior leadership team for the combined company, announced last week, which will be effective at closing. We continue to expect to complete the transaction by the end of September 2017," concluded Post.

First Quarter 2017 Consolidated Financial Results
Operating revenues for first quarter 2017 were $4.21 billion compared to $4.40 billion in first quarter 2016 due to the decline in legacy3,4 revenues.
Operating expenses5 decreased to $3.58 billion from $3.71 billion in first quarter 2016, primarily driven by the termination of depreciation expense related to the data centers and colocation business divested on May 1, 2017, along with lower salaries and wages expense related to the headcount reduction in fourth quarter 2016. Excluding special items, operating expenses were $3.61 billion compared to $3.69 billion in first quarter 2016.
Operating income decreased to $631 million from $688 million in first quarter 2016 primarily due to the operating revenues decline described above, partially offset by lower operating expenses.
Operating cash flow (as defined in our attached supplemental schedules), excluding special items, decreased to $1.53 billion from $1.68 billion in first quarter 2016 due to the decline in operating revenues outlined above.
Net income and diluted earnings per share (EPS) were $163 million and $0.30, respectively, for first quarter 2017, compared to $236 million and $0.44, respectively, for first quarter 2016. The decrease in net income and diluted EPS was due primarily to the decline in operating income.
Adjusted net income and adjusted diluted EPS (as reflected in our attached supplemental schedule) exclude the after-tax impact of special items, the non-cash after-tax impact of the amortization of certain intangible assets related to major acquisitions since mid-2009, and the non-cash after-tax impact to interest expense relating to the assignment of fair value to the outstanding debt assumed in connection with those acquisitions. Excluding these items, CenturyLink’s adjusted net income for first quarter 2017 was $284 million compared to adjusted net income of $386 million in first quarter 2016. First quarter 2017 adjusted diluted EPS was $0.52 compared to $0.71 in the year-ago period due to lower adjusted net income.
The accompanying financial schedules provide additional details regarding the company’s special items and reconciliations of non-GAAP financial measures for the three months ended March 31, 2017 and 2016.
First Quarter 2017 Segment Financial Results6
As initially announced in its fourth quarter 2016 earnings release, CenturyLink implemented an organization change designed to better align its customer-facing organizations into three business units: Consumer, Enterprise, and IT and Managed Services. As a result of this reorganization, the company reassigned its information technology, managed hosting, cloud hosting and hosting area network services from its former Business segment to a new operating segment; however this segment is immaterial to overall results and is not a reportable segment. The results of the company's Enterprise and Consumer segments are summarized below:
Enterprise segment revenues were $2.36 billion, a decrease of 3.5% from first quarter 2016, primarily due to a decline in legacy revenues, which was partially offset by 4.2% growth in high-bandwidth data services revenues. Total strategic revenues were $1.08 billion in the quarter, an increase of 2.9% from first quarter 2016.
Consumer segment revenues were $1.41 billion, a decrease of 5.2% from first quarter 2016, primarily due to a decline in legacy voice revenues, as well as lower satellite video revenues. Total strategic revenues were $764 million in the quarter, a decrease of 1.3% from first quarter 2016, due primarily to the restructuring of a satellite video services contract.
Guidance
The previously provided full-year 2017 guidance excluded the impact of the sale of the data centers and colocation business, which took place on May 1, 2017. Based on the monthly revenue, expense and free cash flow estimates the company provided during its fourth quarter 2016 earnings call, the corresponding adjustments to the previously provided full-year 2017 guidance range to reflect the impact of this transaction would equate to a reduction of $400 million of operating and core revenues, $200-$240 million of cash expenses and $40-$80 million of free cash flow. The Company currently expects full-year 2017 results to come in near the lower end of this adjusted full-year 2017 guidance range.

Second quarter 2017 guidance presented below excludes two months of estimated results for the colocation business. As a result of the colocation sale on May 1, second quarter results are expected to have approximately $100 million lower operating and core revenues and $50-$60 million lower cash expenses when compared to first quarter 2017. Excluding this impact, CenturyLink expects growth in strategic revenues in second quarter 2017 to be offset by anticipated declines in legacy revenues, resulting in lower operating revenues and core revenues compared to first quarter 2017. The company expects second quarter 2017 operating cash flow to be lower than first quarter 2017 due primarily to the impact of the sale of the colocation business, the decline in core revenue and higher seasonal cash expenses.

Second Quarter 2017 (excluding special items)

Operating Revenues	$4.07 to $4.13 billion
Core Revenues	$3.66 to $3.72 billion
Operating Cash Flow	$1.40 to $1.46 billion
Adjusted Diluted EPS	$0.46 to $0.52

All 2017 guidance figures and 2017 outlook statements included in this release (i) speak as of May 3, 2017 only, (ii) include the financial impact of the sale of the data centers and colocation business effective May 1, 2017, (iii) exclude the financial impact of acquiring Level 3 and (iv) exclude the effects of special items, future impairment charges, future changes in regulation, future changes in tax laws, accounting rules or our accounting policies, unforeseen litigation or contingencies, integration expenses associated with major acquisitions, any changes in our expected pension fundings, any changes in operating or capital plans or other unforeseen events or circumstances that impact our financial performance, and any future mergers, acquisitions, divestitures, joint ventures or other similar business transactions. We are not able, without unreasonable efforts, to reconcile our non-GAAP guidance figures appearing above under “Guidance” to their most directly comparable GAAP guidance financial measures, principally due to the time and expense associated with predicting with a reasonable degree of certainty information on special items, future impairment charges, integration expenses or the impact of pending acquisitions or dispositions. Although we cannot at this time assess the magnitude of these adjustments, they could be material. See “Forward Looking Statements” below. For additional information on how we define certain of the terms used above, see "Reconciliation to GAAP" below and the attached schedules.
Investor Call
As previously announced, CenturyLink’s management will host a conference call at 3:30 p.m. Central Time today, May 3, 2017. Interested parties can access the call by dialing 866-531-7958 and entering the Conference ID 92353730. The call will be accessible for replay through May 10, 2017, by dialing 855-859-2056. Investors can also listen to CenturyLink’s earnings conference call and webcast replay by accessing the Investor Relations portion of the company’s website at www.centurylink.com through May 24, 2017. Financial, statistical and other information related to the call will also be posted to our website.
Reconciliation to GAAP
This release includes certain non-GAAP historical and forward-looking financial measures, including but not limited to operating cash flow, free cash flow, core revenues, adjusted net income, adjusted diluted EPS and adjustments to GAAP measures to exclude the effect of special items. In addition to providing key metrics for management to evaluate the company’s performance, we believe these measurements assist investors in their understanding of period-to-period operating performance and in identifying historical and prospective trends.

Reconciliations of non-GAAP financial measures to the most comparable GAAP measures are included in the attached financial schedules. Reconciliation of additional non-GAAP historical financial measures that may be discussed during the call described above, along with further descriptions of non-GAAP financial measures, will be available in the Investor Relations portion of the company’s website at www.centurylink.com and in the current report on form 8-K that we intend to file later today. Non-GAAP measures are not presented to be replacements or alternatives to the GAAP measures, and investors are urged to consider these non-GAAP measures in addition to, and not in substitution for, measures prepared in accordance with GAAP. CenturyLink may determine or calculate its non-GAAP measures differently from other companies.
About CenturyLink
CenturyLink (NYSE: CTL) is a global communications and IT services company focused on connecting its customers to the power of the digital world. CenturyLink offers network and data systems management, big data analytics, managed security services, hosting, cloud, and IT consulting services. The company provides broadband, voice, video, advanced data and managed network services over a robust 265,000-route-mile U.S. fiber network and a 360,000-route-mile international transport network. Visit CenturyLink for more information.
Forward Looking Statements
Except for historical and factual information, the matters set forth in this release and other of our oral or written statements identified by words such as “estimates,” “expects,” “anticipates,” “believes,” “plans,” “intends,” and similar expressions are forward-looking statements as defined by the federal securities laws, and are subject to the “safe harbor” protections thereunder. These forward-looking statements are not guarantees of future results and are based on current expectations only, are inherently speculative, and are subject to a number of assumptions, risks and uncertainties, many of which are beyond our control. Actual events and results may differ materially from those anticipated, estimated, projected, or implied by us if one or more of these risks or uncertainties materialize, or if our underlying assumptions prove incorrect. Factors that could affect actual results include but are not limited to: the effects of competition from a wide variety of competitive providers, including decreased demand for our legacy offerings and increased pricing pressures; the effects of new, emerging or competing technologies, including those that could make our products less desirable or obsolete; the effects of ongoing changes in the regulation of the communications industry, including the outcome of regulatory or judicial proceedings relating to intercarrier compensation, interconnection obligations, access charges, universal service, broadband deployment, data protection and net neutrality; our ability to successfully complete our pending acquisition of Level 3, including the timely receipt of all requisite financing and all regulatory approvals free of any detrimental conditions, and to timely realize the anticipated benefits of the transaction, including our ability to attain anticipated cost savings, to use Level 3’s net operating losses in the amounts projected, to retain key personnel and to avoid unanticipated integration disruptions; our ability to effectively adjust to changes in the communications industry and changes in the composition of our markets and product mix; possible changes in the demand for our products and services, including our ability to effectively respond to increased demand for high-speed broadband service; our ability to successfully maintain the quality and profitability of our existing product and service offerings, to provision them efficiently to our customers, and to introduce new offerings on a timely and cost-effective basis; the adverse impact on our business and network from possible equipment failures, service outages, security breaches or similar events impacting our network; our ability to generate cash flows sufficient to fund our financial commitments and objectives, including our capital expenditures, operating costs, periodic share repurchases, dividends, pension contributions and other benefits payments, and debt repayments; changes in our operating plans, corporate strategies, dividend payment plans or other capital allocation plans, whether based upon changes in our cash flows, cash requirements, financial performance, financial position, market conditions or otherwise; our ability to effectively retain and hire key personnel and to successfully negotiate collective bargaining agreements on reasonable terms without work stoppages; increases in the costs of our pension, health, post-employment or other benefits, including those caused by changes in markets, interest rates, mortality rates, demographics or regulations; adverse changes in our access to credit markets on favorable terms, whether caused by changes in our financial position, lower debt credit ratings, unstable markets or otherwise; our ability to maintain favorable relations with our key business partners, suppliers, vendors, landlords and financial institutions; our ability to effectively manage our network buildout project and our other expansion opportunities; our ability to collect our receivables from financially troubled customers; any adverse developments in legal or regulatory proceedings involving us; changes in tax, communications, pension, healthcare or other laws or regulations, in governmental support programs, or in general government funding levels; the effects of changes in accounting policies or practices, including potential future impairment charges; the effects of terrorism, adverse weather or other natural or man-made disasters; the effects of more general factors such as changes in interest rates, in operating costs, in general market, labor, economic or geo-political conditions, or in public policy; and other risks referenced from time to time in our filings with the U.S. Securities and Exchange Commission (the “SEC”). For all the reasons set forth above and in our SEC filings, you are cautioned not to place undue reliance upon any of our forward-looking statements, which speak only as of the date made. We undertake no obligation to publicly update or revise any of our forward-looking statements for any reason, whether as a result of new information, future events or developments, changed circumstances, or otherwise. Furthermore, any information about our intentions contained in any of our forward-looking statements reflects our intentions as of the date of such forward-looking statement, and is based upon, among other things, existing regulatory, technological, industry, competitive, economic and market conditions, and our assumptions as of such date. We may change our intentions, strategies or plans without notice at any time and for any reason.

(1)	See attachments for reconciliations of non-GAAP figures to comparable GAAP figures.
(2)	Beginning first quarter 2016, CenturyLink revised its free cash flow calculation. See attachments for non-GAAP reconciliations.
(3)
Core revenues is a non-GAAP measure defined as strategic revenues plus legacy revenues (excludes data integration and other revenues) as described further in the attached schedules. Strategic revenues primarily include broadband, Multiprotocol Label Switching (MPLS), Ethernet, Optical Wavelength, colocation, hosting, cloud, video, VoIP and IT services. Legacy revenues primarily include voice, private line (including special access), switched access and Integrated Services Digital Network ("ISDN") and other ancillary services.

(4)
Beginning second quarter 2016, private line (including special access) revenues were reclassified from strategic services to legacy services. All historical periods have been restated to reflect this change.

(5)
In first quarter 2017, CenturyLink elected to adopt the accounting rules (ASU 2017-07) which modified the presentation of net periodic pension and postretirement benefit costs. All historical periods have been restated to reflect this change.

(6)	All references to segment data herein reflect certain adjustments described in the attached schedules.

CenturyLink, Inc.
CONSOLIDATED STATEMENTS OF INCOME
THREE MONTHS ENDED MARCH 31, 2017 AND 2016
(UNAUDITED)
(Dollars in millions, except per share amounts; shares in thousands)

	Three months ended March 31, 2017				Three months ended March 31, 2016
				As adjusted				As adjusted		Increase
				excluding				excluding		(decrease)
		Less		special		Less		special	Increase	excluding
	As	special		items	As	special		items	(decrease)	special
	reported	items		(Non-GAAP)	reported	items		(Non-GAAP)	as reported	items
OPERATING REVENUES *
Strategic	$2,000	—		2,000	1,989	—		1,989	0.6%	0.6%
Legacy	1,803	—		1,803	1,988	—		1,988	(9.3)%	(9.3)%
Data integration	118	—		118	116	—		116	1.7%	1.7%
Other	288	—		288	308	—		308	(6.5)%	(6.5)%
Total operating revenues	4,209	—		4,209	4,401	—		4,401	(4.4)%	(4.4)%

OPERATING EXPENSES
Cost of services and products	1,888	—		1,888	1,900	2	(4)	1,898	(0.6)%	(0.5)%
Selling, general and administrative **	810	21	(1)	789	837	18	(4)	819	(3.2)%	(3.7)%
Depreciation and amortization	880	(50)	(2)	930	976	—		976	(9.8)%	(4.7)%
Total operating expenses	3,578	(29)		3,607	3,713	20		3,693	(3.6)%	(2.3)%

OPERATING INCOME	631	29		602	688	(20)		708	(8.3)%	(15.0)%

OTHER (EXPENSE) INCOME
Interest expense	(318)	—		(318)	(331)	—		(331)	(3.9)%	(3.9)%
Other (expense) income, net **	(6)	—		(6)	23	—		23	(126.1)%	(126.1)%
Income tax expense	(144)	(30)	(3)	(114)	(144)	8	(5)	(152)	—%	(25.0)%
NET INCOME	$163	(1)		164	236	(12)		248	(30.9)%	(33.9)%
BASIC EARNINGS PER SHARE	$0.30	—		0.30	0.44	(0.02)		0.46	(31.8)%	(34.8)%
DILUTED EARNINGS PER SHARE	$0.30	—		0.30	0.44	(0.02)		0.46	(31.8)%	(34.8)%

AVERAGE SHARES OUTSTANDING
Basic	540,458			540,458	538,799			538,799	0.3%	0.3%
Diluted	541,522			541,522	540,187			540,187	0.2%	0.2%

DIVIDENDS PER COMMON SHARE	$0.54			0.54	0.54			0.54	—%	—%

SPECIAL ITEMS
(1) -	Costs related to our pending acquisition of Level 3 ($10 million) and an impairment loss associated with the sale of our data centers and colocation business ($11 million).
(2) -	Termination of depreciation expense related to our sale of the data centers and colocation business $50 million.
(3) -	Income tax benefit of Items (1) and (2) and a tax expense related to the sale of our data centers and colocation business ($15 million).
(4) -
Includes severance costs associated with reduction in force initiatives ($14 million), integration costs associated with our acquisition of Qwest ($4 million) and costs associated with a large billing system integration project ($2 million).

(5) -	Income tax benefit of Item (4).
*
During the second quarter of 2016, we determined that because of declines due to customer migration to other strategic products and services, certain of our enterprise low-bandwidth data services, specifically our private line (including special access) services in our enterprise segment, are more closely aligned with our legacy services than with our strategic services. As a result, we reflect these operating revenues as legacy services, and we have reclassified certain prior period amounts to conform to this change. The revision resulted in a reduction of revenue from strategic services and a corresponding increase in revenue from legacy services of $365 million for the three months ended March 31, 2016.

**
In the first quarter of 2017, we adopted ASU 2017-07, “Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost” (“ASU 2017-07”). ASU 2017-07 modified the presentation of net periodic pension and postretirement benefit costs and requires the service cost component to be reported separately from the other components in order to provide more useful information. Under ASU 2017-07, the service cost component of net periodic pension and postretirement benefit costs is required to be presented in the same expense category as the related salary and wages for the employee. The other components of the net periodic pension and postretirement benefit costs are required to be recognized below operating income in other (expense) income, net in our consolidated statements of operations. This change was applied on a retrospective basis to all previous periods to match the current period presentation. This retrospective application resulted in a $6 million reduction in operating income and a corresponding decrease in total other expense, net for the three months ended March 31, 2016.

CenturyLink, Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS
MARCH 31, 2017 AND DECEMBER 31, 2016
(UNAUDITED)
(Dollars in millions)
	March 31,	December 31,
	2017	2016
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$214	222
Other current assets	4,754	4,940
Total current assets	4,968	5,162

NET PROPERTY, PLANT AND EQUIPMENT
Property, plant and equipment	39,642	39,194
Accumulated depreciation	(22,626)	(22,155)
Net property, plant and equipment	17,016	17,039

GOODWILL AND OTHER ASSETS
Goodwill	19,650	19,650
Other, net	4,968	5,166
Total goodwill and other assets	24,618	24,816

TOTAL ASSETS	$46,602	47,017

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Current maturities of long-term debt	$1,499	1,503
Other current liabilities	3,597	3,846
Total current liabilities	5,096	5,349

LONG-TERM DEBT	18,180	18,185
DEFERRED CREDITS AND OTHER LIABILITIES	10,020	10,084
STOCKHOLDERS' EQUITY	13,306	13,399

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$46,602	47,017

CenturyLink, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
THREE MONTHS ENDED MARCH 31, 2017 AND 2016
(UNAUDITED)
(Dollars in millions)

	Three months ended	Three months ended
	March 31, 2017	March 31, 2016
OPERATING ACTIVITIES
Net income	$163	236
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	880	976
Deferred income taxes	(37)	11
Provision for uncollectible accounts	47	46
Share-based compensation	21	18
Changes in current assets and liabilities, net	(25)	192
Retirement benefits	(25)	(21)
Changes in other noncurrent assets and liabilities, net	12	(35)
Other, net	21	—
Net cash provided by operating activities	1,057	1,423
INVESTING ACTIVITIES
Payments for property, plant and equipment and capitalized software	(780)	(611)
Proceeds from sale of property	45	7
Other, net	3	(1)
Net cash used in investing activities	(732)	(605)
FINANCING ACTIVITIES
Net proceeds from issuance of long-term debt	—	227
Payments of long-term debt	(31)	(25)
Net proceeds (payments) on credit facility and revolving line of credit	5	(410)
Dividends paid	(296)	(290)
Proceeds from issuance of common stock	3	4
Shares withheld to satisfy tax withholdings	(14)	(12)
Net cash used in financing activities	(333)	(506)
Net (decrease) increase in cash and cash equivalents	(8)	312
Cash and cash equivalents at beginning of period	222	126
Cash and cash equivalents at end of period	$214	438

CenturyLink, Inc.
SELECTED SEGMENT FINANCIAL INFORMATION
THREE MONTHS ENDED MARCH 31, 2017 AND 2016
(UNAUDITED)
(Dollars in millions)

	Three months ended March 31,
	2017	2016
Total segment revenues	$3,768	3,931
Total segment expenses	1,930	1,930
Total segment income	$1,838	2,001
Total segment income margin (segment income divided by segment revenues)	48.8%	50.9%

Enterprise
Revenues
Strategic services *	$1,084	1,053
Legacy services *	1,155	1,274
Data integration	117	115
Total revenues	2,356	2,442
Expenses
Total expenses	1,321	1,319

Segment income	$1,035	1,123
Segment income margin	43.9%	46.0%

Consumer
Revenues
Strategic services	$764	774
Legacy services	648	714
Data integration	—	1
Total revenues	1,412	1,489
Expenses
Total expenses	609	611

Segment income	$803	878
Segment income margin	56.9%	59.0%

*
During the second quarter of 2016, we determined that because of declines due to customer migration to other strategic products and services, certain of our enterprise low-bandwidth data services, specifically our private line (including special access) services in our enterprise segment, are more closely aligned with our legacy services than with our strategic services. As a result, we reflect these operating revenues as legacy services, and we have reclassified certain prior period amounts to conform to this change. The revision resulted in a reduction of revenue from strategic services and a corresponding increase in revenue from legacy services of $365 million (net of $1 million of deferred revenue included in other enterprise legacy services) for the three months ended March 31, 2016.

Effective January 11, 2017, we implemented a new organizational structure designed to further strengthen our ability to attain our operational, strategic and financial goals. Prior to this reorganization, we operated and reported as two segments, business and consumer. As a result of this reorganization, we reassigned our information technology, managed hosting, cloud hosting and hosting area network services from our former business segment to a new non-reportable operating segment. In addition, we changed the name of the predecessor business segment to enterprise segment. We now report the following two segments: enterprise and consumer.

CenturyLink, Inc.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(UNAUDITED)
(Dollars in millions)

		Three months ended March 31, 2017				Three months ended March 31, 2016
					As adjusted				As adjusted
			Less		excluding		Less		excluding
		As	special		special	As	special		special
		reported	items		items	reported	items		items
Operating cash flow and cash flow margin
	Operating income *	$631	29	(1)	602	688	(20)	(3)	708
	Add: Depreciation and amortization	880	(50)	(2)	930	976	—		976
	Operating cash flow	$1,511	(21)		1,532	1,664	(20)		1,684

	Revenues	$4,209	—		4,209	4,401	—		4,401

	Operating income margin (operating income divided by revenues)	15.0%			14.3%	15.6%			16.1%

	Operating cash flow margin (operating cash flow divided by revenues)	35.9%			36.4%	37.8%			38.3%

Free cash flow
	Operating cash flow				1,532				1,684
	Less: Capital expenditures (4)				(780)				(607)
	Less: Cash paid for interest, net of amounts capitalized				(255)				(262)
	Less: Pension and post-retirement impacts (5)				(25)				(21)
	Less: Cash refund (paid) for income taxes, net				5				(11)
	Add: Share-based compensation				21				18
	Add: Other (expense) income *				(6)				23
	Free cash flow (6)				$492				824

SPECIAL ITEMS
(1) -
Costs related to our pending acquisition of Level 3 ($10 million) and an impairment loss associated with the sale of our data centers and colocation business ($11 million), offset by the termination of depreciation expense related to our sale of the data centers and colocation business $50 million.

(2) -	Termination of depreciation expense related to our sale of the data centers and colocation business ($50 million).
(3) -
Includes severance costs associated with reduction in force initiatives ($14 million), integration costs associated with our acquisition of Qwest ($4 million) and costs associated with a large billing system integration project ($2 million).

FREE CASH FLOW
(4) -	Excludes $4 million in 2016 of capital expenditures related to the integration of Qwest and Savvis.
(5) -
2017 includes net periodic pension benefit expense of $1 million, net periodic post-retirement benefit expense of $34 million and ($2 million) of benefits paid to participants of our non-qualified pension plans. Post-retirement contributions included benefits paid by company ($75 million) offset by participant contributions $14 million and direct subsidy receipts $3 million.

-
2016 includes net periodic pension benefit income of ($20 million), net periodic post-retirement benefit expense of $36 million and ($2 million) of benefits paid to participants of our non-qualified pension plans. Post-retirement contributions included benefits paid by company ($51 million) offset by participant contributions $15 million and direct subsidy receipts $1 million.

(6) -	Excludes special items identified in items (1), (2) and (3).
*
In the first quarter of 2017, we adopted ASU 2017-07, “Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost” (“ASU 2017-07”). ASU 2017-07 modified the presentation of net periodic pension and postretirement benefit costs and requires the service cost component to be reported separately from the other components in order to provide more useful information. Under ASU 2017-07, the service cost component of net periodic pension and postretirement benefit costs is required to be presented in the same expense category as the related salary and wages for the employee. The other components of the net periodic pension and postretirement benefit costs are required to be recognized below operating income in other (expense) income, net in our consolidated statements of operations. This change was applied on a retrospective basis to all previous periods to match the current period presentation. This retrospective application resulted in a $6 million reduction in operating income and a corresponding decrease in total other expense, net for the three months ended March 31, 2016.

CenturyLink, Inc.
REVENUES
(UNAUDITED)
(Dollars in millions)

		Three months ended
		March 31, 2017	March 31, 2016
Strategic services *
	Enterprise high-bandwidth data services (1)	$769	738
	Other enterprise strategic services (2)	315	315
	IT and managed services (3)	152	162
	Consumer broadband services (4)	661	667
	Other consumer strategic services (5)	103	107
	Total strategic services revenues	2,000	1,989

Legacy services *
	Enterprise voice services (6)	573	622
	Enterprise low-bandwidth data services (7)	314	365
	Other enterprise legacy services (8)	268	287
	Consumer voice services (6)	575	634
	Other consumer legacy services (9)	73	80
	Total legacy services revenues	1,803	1,988

Data integration
	Enterprise data integration	117	115
	IT and managed services data integration	1	—
	Consumer data integration	—	1
	Total data integration revenues	118	116

Other revenues
	High-cost support revenue (10)	168	174
	Other revenue (11)	120	134
	Total other revenues	288	308

Total revenues		$4,209	4,401

(1)	Includes MPLS and Ethernet revenue
(2)	Includes primarily colocation, broadband, VOIP and video revenue
(3)	Includes primarily IT services, managed hosting, cloud hosting and hosting area network revenue
(4)	Includes broadband and related services revenue
(5)	Includes video and other revenue
(6)	Includes local and long-distance voice revenue
(7)	Includes private line (including special access) revenue
(8)	Includes UNEs, public access, switched access and other ancillary revenue
(9)	Includes other ancillary revenue
(10)	Includes CAF Phase 1, CAF Phase 2 and federal and state USF support revenue
(11)	Includes USF surcharges
*
During the second quarter of 2016, we determined that because of declines due to customer migration to other strategic products and services, certain of our enterprise low-bandwidth data services, specifically our private line (including special access) services in our enterprise segment, are more closely aligned with our legacy services than with our strategic services. As a result, we reflect these operating revenues as legacy services, and we have reclassified certain prior period amounts to conform to this change. The revision resulted in a reduction of revenue from strategic services and a corresponding increase in revenue from legacy services of $365 million (net of $1 million of deferred revenue included in other enterprise legacy services) for the three months ended March 31, 2016, respectively. In addition, our business broadband services remain a strategic service and are included in our other enterprise strategic services.

CenturyLink, Inc.
OPERATING METRICS
(UNAUDITED)

	As of	As of	As of
	March 31, 2017	December 31, 2016	March 31, 2016

	(In thousands)
Operating Metrics
Broadband subscribers	5,945	5,945	6,056
Access lines	10,945	11,090	11,611

Our methodology for counting broadband subscribers and access lines may not be comparable to those of other companies.

CenturyLink, Inc.
SUPPLEMENTAL NON-GAAP INFORMATION - ADJUSTED DILUTED EPS
THREE MONTHS ENDED MARCH 31, 2017 AND 2016
(UNAUDITED)
(Dollars and shares in millions, except per share amounts)

	Three months ended
	March 31, 2017		March 31, 2016

Net Income	$163		236

Less Special Items:
Special items (excluding tax items)	29	(1)	(20)	(3)
Special income tax items and income tax effect of other special items	(30)	(2)	8	(4)
Total impact of special items	(1)		(12)

Net income, excluding special items	164		248

Add back certain items arising from purchase accounting:
Amortization of customer base intangibles:
Qwest	175		191
Embarq	15		20
Savvis	7		15

Amortization of fair value adjustment of long-term debt:
Embarq	—		2
Qwest	(3)		(5)

Subtotal	194		223
Tax effect of items arising from purchasing accounting	(74)		(85)
Net adjustment, after taxes	120		138

Net income, as adjusted for above items	$284		386

Weighted average diluted shares outstanding	541.5		540.2

Diluted EPS (excluding special items)	$0.30		0.46

Adjusted diluted EPS as adjusted for the above-listed purchase accounting intangible and interest amortizations (excluding special items)	$0.52		0.71

The above non-GAAP schedule presents adjusted net income and adjusted diluted earnings per share (both excluding special items) by adding back to net income and diluted earnings per share certain non-cash expense items that arise as a result of the application of business combination accounting rules to our major acquisitions since mid-2009. Such presentation is not in accordance with generally accepted accounting principles but management believes the presentation is useful to analysts and investors to understand the impacts of growing our business through acquisitions.

(1)
Costs related to our pending acquisition of Level 3 ($10 million) and an impairment loss associated with the sale of our data centers and colocation business ($11 million), offset by the termination of depreciation expense related to our sale of the data centers and colocation business $50 million.

(2)	Income tax benefit of Item (1) and a tax expense related to the sale of our data centers and colocation business ($15 million).
(3)
Includes severance costs associated with reduction in force initiatives ($14 million), integration costs associated with our acquisition of Qwest ($4 million) and costs associated with a large billing system integration project ($2 million).

(4)	Income tax benefit of Item (3).